Exhibit 10.10

PACKAGING CORPORATION OF AMERICA

Amended and Restated

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective:   December 29, 2017

PACKAGING CORPORATION OF AMERICA

amended and restated EXECUTIVE INCENTIVE COMPENSATION PLAN

Section 1 – Establishment and Purpose

1.1

Establishment of this Plan.  Packaging Corporation of America hereby establishes the “PACKAGING CORPORATION OF AMERICA AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN” (the “Plan”), set forth herein, effective April 12, 1999, and amended and restated as of July 26, 2006, February 28, 2007 and December 29, 2017.

1.2	Purpose. The purpose of this Plan is to create value for the shareholders of Packaging Corporation of America by:

(a)

Reinforcing a results-oriented management culture by providing cash incentive opportunities focused on the Company’s level of earnings, performance against the annual operating plan, performance against other performance measures, performance against= industry competitors, industry economic conditions, and specific individual performance.

(b)

Providing a means to make special awards to individuals in recognition of both accomplishment of longer-term objectives and to reward significant accomplishments.  These accomplishments may include items such as market share improvement, debt reduction, mergers, acquisitions, divestitures, safety and environmental awards and performance, or industry-wide recognition of Company results and performance.

Section 2 – Plan Definitions

(a)

Company means Packaging Corporation of America and any successor employer, which adopts or assumes this Plan (collectively, “PCA”), and any subsidiary corporation designated by the Board as eligible to participate in this Plan; except that when used with reference to authority under this Plan, Company shall mean PCA exclusively.

(b)	Board means the Board of Directors of PCA.

(c)	Compensation Committee means those members of the Compensation Committee of the Board who are not employees of the Company. This Committee is charged with the overall authority for this Plan.

(d)	Effective Date means April 12, 1999, and as amended and restated on July 26, 2006, February 28, 2007 and December 29, 2017.

(e)	Executive Officer means any person elected by the Board to serve as an executive officer of the Company.

(f)	Participants mean the group of all persons who have been approved for participation in this Plan.

(g)	Performance Period means each consecutive twelve-month period commencing January 1 of each year.

(h)

Incentive Target Award Pool means, with respect to each Performance Period, the targeted amount of dollars as determined by the Compensation Committee to be paid as incentive awards to all Participants.

(i)

Incentive Actual Award Pool means, with respect to each Performance Period, the total amount of dollars to be paid as incentive awards to all Participants, which shall be between 0 and 200% of the Incentive Target Award Pool

(j)

Special Award Pool means, with respect to each Performance Period, the total amount of dollars as determined by the Compensation Committee to be paid to Participants who have been granted a Special Award in recognition of their efforts as described in 1.2(b).

(k)

Individual Incentive Target Award means, for each Participant, the anticipated individual incentive award determined as either a percentage of their base salary, or as a percentage of their salary grade midpoint or otherwise based upon their position within the Company.  The Individual Incentive Target Award does not include the amount of any Individual Special Award.

(l)	Individual Incentive Actual Award means the actual incentive award to be paid to each Participant.

(m)	Individual Special Award means an award paid to a Participant from the Special Award Pool in addition to their Individual Incentive Actual Award.

Section 3 – Eligibility and Participation

3.1	Eligibility and Participation. Eligibility for participation in this Plan will be limited to those individuals who, by the nature and scope of their positions, significantly impact the overall results of the Company. The Company will determine which individuals are eligible to participate in this Plan by virtue of their position with the Company and will determine for each Performance Period the individual Participants.

3.2

Cessation of Participation.  The Company may withdraw its approval of an existing position at any time during the Performance Period.  Subject to Section 9, Participants whose employment is terminated during the Performance Period for reasons other than disability, death, or retirement under a Company retirement plan shall forfeit participation in this Plan unless otherwise authorized by the Company.  At the sole discretion of the Company, participation may be prorated for Participants who become disabled, die, retire or are assigned to a non-eligible position during the Performance Period.

Section 4 – Awards

4.1

Incentive Target Award Pool.  Within 90 days after the commencement of each Performance Period the Compensation Committee shall establish the Incentive Target Award Pool for executive officers and the Company shall establish the Incentive Target Award Pool for other Participants.  The Company may adjust the Incentive Target Award Pool during the Performance Period to accommodate for the admission or elimination of Participants to or from this Plan, or to incorporate adjustments to the Individual Incentive Target Awards of Participants whose salary grade changes during the Performance Period.

4.2

Determination of Individual Incentive Target Awards.  Annually, the Compensation Committee shall determine the Individual Incentive Target Awards applicable to the Chairman and Chief Executive Officer and each other executive officer of the Company, and the Company shall determine the Individual Incentive Target Awards applicable to all other Participants.

4.3

Determination of Incentive Actual Award Pool.  The Compensation Committee shall, promptly after the date on which all necessary financial and other information becomes available, certify the degree to which Company performance was achieved based upon level of earnings, actual performance against the annual operating plan and industry competitors, performance against such other performance measures as the Compensation Committee or the Company, as the case may be, shall have determined when establishing Individual Incentive Target Awards, industry economic conditions, and specific individual performance. In exercising its sole discretion, the Compensation Committee may use such objective or subjective factors as it determines to be appropriate in the decision-making process, including the recommendations of the Company, and will determine the total amount of incentive actual awards payable under this Plan for the Performance Period.

4.4

Determination of Individual Incentive Actual Awards.   The Compensation Committee shall approve the Individual Incentive Actual Awards for the Chairman and Chief Executive Officer and each other Executive Officer of the Company, and the Company shall approve the Individual Incentive Actual Awards for all other Participants.

4.5

Determination of Special Award Pool.  The Compensation Committee shall, at the conclusion of each Performance Period, determine the amount to be paid as Individual Special Awards to individual Participants.  Neither the Compensation Committee nor the Company shall be under any obligation to make any special award to any Participant for any Performance Period.

4.6

Determination of Individual Special Awards.  The Compensation Committee, at the conclusion of each Performance Period, shall determine the amount of the Individual Special Awards, if any, to be paid to the Chairman and Chief Executive Officer and each other Executive Officer of the Company, and the Company shall approve the Individual Special Awards, if any, for all other Participants in recognition of their accomplishments under the criteria set forth in Section 1.2(b).  An Individual Special Award may not exceed one times base salary for the individual receiving the special award and, is in addition to a Participant’s Individual Incentive Actual Award.

Section 5 – Compensation Committee Authority.  Subject to Section 9 hereof, the Compensation Committee shall have the right at any time in its sole discretion to modify, eliminate or withdraw for such Performance Period or any other periods as it may determine, any payments under Section 4 hereof, in part or in whole.

Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Company’s Common Stock is listed, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including officers or employees of the Company. Any such allocation or delegation may be revoked by the Compensation Committee at any time. For the avoidance of doubt, the standing practice of the Compensation Committee has been to delegate the authority granted to it under Section 4 above to the Chief Executive Officer of the Company for awards to all Participants who are not Executive Officers.

Section 6 - Payment of Individual Awards.  Actual awards will be paid to Participants in cash as soon as practical following approval of the Incentive Actual Award Pool,

the Special Award Pool, the Individual Incentive Actual Awards, and the Individual Special Awards.  The Company shall have the right to deduct from all payments made under this Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, foreign, city or local taxes required by law to be withheld with respect to such payments.

Section 7 - Administration.  This Plan shall be administered by the Compensation Committee.  Any interpretation of this Plan and any decision on any matter pertaining to this Plan made by the Compensation Committee in its discretion shall be final, binding, and conclusive upon all persons.

Section 8 – Employment Rights and Other Benefit Programs.  This Plan does not constitute a contract of employment, and participation in this Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time, or any other basis.  In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company to terminate, with or without cause, any Participant’s employment at any time.   Subject to Section 9, participation in this Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically been granted by the Compensation Committee in writing under the terms of this Plan.

Section 9 – Amendment and Termination.  The Compensation Committee, in its absolute discretion and without notice, may at any time and from time to time modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate this Plan entirely; provided that the neither the Compensation Committee nor the Company may terminate the obligation of the Company to pay an Individual Incentive Actual Award to a Participant after approval thereof, without the consent of such Participant..

Section 10 – Applicable Laws.  This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois, without regard to its conflict of laws principles.

Section 11 - Interests Not Transferable.  Any interests of Participants under this Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

Section 12 - Severability.  In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in this Plan.

Section 13 - Effect on Other Plans or Agreements.  Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.